Exhibit 99.1
For Immediate Release
Contact Information:

Brent Stumme	Erica Mannion
LoopNet, Inc.	Sapphire Investor Relations, LLC
Chief Financial Officer	Investor Relations
415-284-4310	212-766-1800
LOOPNET, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2007
FINANCIAL RESULTS
Annual Revenue Growth of 46% — Adjusted EBITDA Growth of 46%
LoopNet, Inc. Also Announces Stock Repurchase Program
SAN FRANCISCO, CALIF. – February 5, 2008 – LoopNet, Inc. (NASDAQ: LOOP), today announced financial results for the fourth quarter and year ended December 31, 2007.
Revenue for the fourth quarter of 2007 was $19.6 million, an increase of 41% from $13.8 million in the fourth quarter of 2006. Net income for the fourth quarter of 2007 was $5.7 million or $0.14 per diluted share, compared to $5.3 million or $0.13 per diluted share in the fourth quarter of 2006. The effective tax rate for the fourth quarter of 2007 was 38.1% compared to 25.8% in the fourth quarter of 2006.
LoopNet’s Adjusted EBITDA (earnings before interest, tax, depreciation, amortization and stock-based compensation) for the fourth quarter of 2007 was $9.4 million, an increase of 40% from $6.7 million in the fourth quarter of 2006. The Company has reported Adjusted EBITDA because management uses it to monitor and assess the Company’s performance and believes it is helpful to investors in understanding the Company’s business.
For the full year, total revenue was $70.7 million, an increase of 46% from $48.4 million in 2006. Net income for the full year of 2007 was $21.1 million or $0.52 per diluted share, compared to $15.5 million or $0.40 per diluted share in 2006. Adjusted EBITDA for the full year of 2007 was $34.0 million, an increase of 46% from $23.2 million in 2006.
“During the fourth quarter, we made excellent progress in building our business, by enhancing our services, building our organization and servicing our customers,“ said Richard Boyle, Chairman and CEO of LoopNet. “We are continuing to focus on our strategy of aggregating the marketing and searching activity of the commercial real estate industry in the online world, and providing to those customers a better, more efficient and more cost effective solution for their marketing and searching needs.”
The number of LoopNet registered members, which includes both basic and premium members, grew to 2,567,729 during the fourth quarter of 2007, a 45% increase over the fourth quarter of 2006. The number of LoopNet premium members as of the end of the fourth quarter of 2007 was 88,340, a 12% increase over the fourth quarter of 2006. The average monthly price of premium membership increased to $56.00, an 18% increase over the fourth quarter of 2006. There were 560,000 total commercial real estate listings active on the LoopNet marketplace as of the end of the fourth quarter, a 22% increase over the fourth quarter of 2006. In addition, there were 35 million profile views of listings on the LoopNet marketplace during the quarter, a 2% increase over the fourth quarter of 2006. Average monthly unique visitors during the fourth quarter of 2007, as reported by comScore Media Metrix, were approximately 900,000, a 12% increase over the fourth quarter of 2006.
Balance Sheet and Liquidity
As of December 31, 2007, LoopNet had $107.9 million of cash, cash equivalents and short-term investments and no debt.
2008 Outlook
Based on current visibility, the Company expects revenue for the quarter ending March 31, 2008 to be in the range of $20.1 to $20.3 million, Adjusted EBITDA to be in the range of $8.9 to $9.1 million and net income to be in the range of $0.11 to $0.12 per diluted share, assuming stock-based compensation of approximately $0.02 per share (net of tax benefit) and an effective tax rate of approximately 41%. The Company expects revenue for the full year of 2008 to be in the range of $84 to $86 million, Adjusted EBITDA to be in the range of $37 to $39 million and net income to be in the range of $0.45 to $0.48 per diluted share, assuming stock-based compensation of approximately $0.10 per share (net of tax benefit) and an effective tax rate of approximately 41%.
Stock Repurchase Program
LoopNet, Inc. also announced today that the Company’s Board of Directors has approved the repurchase of up to an aggregate of $50 million of the Company’s common stock. The Company may repurchase LoopNet, Inc. common stock in the open market at prevailing market prices or in privately negotiated transactions from time to time based upon market and business conditions. Repurchases may also be made under a rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The stock repurchase program may be suspended or discontinued at any time, and will be funded using the Company’s available cash.
Conference Call Information
LoopNet, Inc. will discuss these financial results in a conference call at 1:30 p.m. PST, 4:30 p.m. EST, today. To participate in the conference call, please dial 877-675-4748 if you are calling from within the United States or 719-325-4900 if you are calling from outside the United States. Investors may also listen to a live web cast of the conference call on the investor relations section of our website at investor.LoopNet.com/events.cfm. For investors unable to participate in the live conference call, an audio replay will be available until Friday, February 8, 2008 at 8:59 p.m. PST. To access the audio replay, dial 888-203-1112 within the United States or 719-457-0820 internationally and enter confirmation code 7157420. A web cast replay of the call will be available on the investor relations section of our website at investor.LoopNet.com/events.cfm approximately two hours after the conclusion of the call and will remain available for 30 calendar days.
Non-GAAP Financial Measures
This press release includes a discussion of Adjusted EBITDA, which is a non-GAAP financial measure provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “Adjusted EBITDA” refers to a financial measure that we define as earnings before net interest, income taxes, depreciation, amortization and stock-based compensation. Adjusted EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to Adjusted EBITDA as reported by other companies. We believe Adjusted EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate the operating performance of our business. The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance, and we also use Adjusted EBITDA for planning purposes and in presentations to our board of directors. A reconciliation of this non-GAAP measure to GAAP is provided in the attached tables.
About LoopNet, Inc.
LoopNet is the leading online marketplace for commercial real estate and businesses for sale in the United States. Our online marketplace, available at www.LoopNet.com, enables commercial real estate agents, working on behalf of property owners and landlords, to list properties for sale or for lease by submitting detailed property listing information in order to find a buyer or tenant. Commercial real estate brokers, agents, buyers and tenants use the LoopNet online marketplace to search for available property listings that meet their commercial real estate criteria. By connecting the sources of commercial real estate supply and demand in an efficient manner, we believe that LoopNet enables commercial real estate participants to initiate and complete more transactions more cost-effectively than through other means. LoopNet also delivers technology and information services to commercial real estate organizations to manage their online listing presence and optimize property marketing.
Forward Looking Statements
This release contains forward-looking statements regarding LoopNet’s expectations regarding its future financial results as well as trends in the commercial real estate industry. These statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to economic events or trends in the commercial real estate market or in general, our ability to continue to attract new registered members, convert them into premium members and retain such premium members, seasonality, our ability to manage our growth, our ability to introduce new or upgraded products or services and customer acceptance of such services, our ability to obtain or retain listings from commercial real estate brokers, agents and property owners, and competition from current or future companies. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward looking statement are contained in our Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent SEC filings made by us. Copies of filings made by us with the SEC are available on the SEC’s website or at http://investor.loopnet.com/sec.cfm. LoopNet does not intend to update the forward-looking statements included in this press release which are based on information available to us as of the date of this release.

LOOPNET, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	December 31,
	2006	2007
Assets
Current assets:
Cash and cash equivalents	$85,790	$104,564
Short-term investments	3,238	3,325
Accounts receivable, net of allowance of $57 and $105, respectively	1,138	1,190
Prepaid expenses and other current assets	1,518	796
Deferred income taxes	402	298

Total current assets	92,086	110,173

Property and equipment, net	1,020	2,051
Goodwill	2,417	15,233
Intangibles, net	1,312	2,461
Deferred income taxes	3,083	5,196
Deposits and other noncurrent assets	287	2,245

Total assets	$100,205	$137,359

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$169	$828
Accrued compensation and benefits	2,200	2,479
Accrued liabilities	864	1,964
Income tax payable	—	698
Deferred revenue	6,969	9,537

Total current liabilities	10,202	15,506

Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par value, 125,000,000 shares authorized; 37,897,114 and 38,908,302 shares issued and outstanding at December 31, 2006 and December 31, 2007, respectively	38	39
Additional paid in capital	97,072	107,866
Other comprehensive loss	(31)	(103)
Retained earnings (deficit)	(7,076)	14,051

Total stockholders’ equity	90,003	121,853

Total liabilities and stockholders’ equity	$100,205	$137,359

LOOPNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2007	2006	2007
Revenues	$13,846	$19,565	$48,411	$70,729
Cost of revenue (1)	1,584	2,308	5,599	8,033

Gross margin	12,262	17,257	42,812	62,696

Operating expenses (1):
Sales and marketing	2,598	3,914	9,506	14,667
Technology and product development	1,201	1,809	4,341	6,427
General and administrative	2,428	3,623	7,803	12,253

Total operating expenses	6,227	9,346	21,650	33,347

Income from operations	6,035	7,911	21,162	29,349

Interest and other income, net	1,138	1,298	2,883	5,046

Income before tax	7,173	9,209	24,045	34,395

Income tax expense	1,852	3,508	8,550	13,268

Net income	$5,321	$5,701	$15,495	$21,127

Net income per share
Basic	$0.14	$0.15	$0.42	$0.55

Diluted	$0.13	$0.14	$0.40	$0.52

Weighted average diluted shares	40,374	40,672	38,686	40,672

(1) Stock-based compensation is allocated as follows:

Cost of revenue	$64	$100	$151	$357
Sales and marketing	248	405	686	1,358
Technology and product development	77	191	195	600
General and administrative	143	375	421	1,180

Total	$532	$1,071	$1,453	$3,495

Reconciliation of GAAP Net	Three months ended December 31,		Twelve months ended December 31,
Income to Non-GAAP Measures	2006	2007	2006	2007
Net income	$5,321	$5,701	$15,495	$21,127

Add back (deduct):
Income tax expense	1,852	3,508	8,550	13,268
Depreciation and amortization	155	414	611	1,154
Interest and other income, net	(1,138)	(1,298)	(2,883)	(5,046)
Stock-based compensation	532	1,071	1,453	3,495

Adjusted EBITDA	$6,722	$9,396	$23,226	$33,998

LOOPNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Twelve months ended December 31,
	2006	2007
Cash flows from operating activities:
Net income	$15,495	$21,127
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	611	1,154
Stock-based compensation	1,453	3,495
Tax benefits from exercise of stock options	—	(5,688)
Deferred income tax	4,137	(95)
Changes in operating assets and liabilities:
Accounts receivable	(608)	129
Prepaid expenses and other assets	(1,481)	630
Income taxes payable	(16)	6,387
Accounts payable	103	615
Accrued expenses and other current liabilities	265	1,100
Accrued compensation and benefits	917	221
Deferred revenue	2,329	2,526

Net cash provided by operating activities	23,205	31,601

Cash flows from investing activities:
Purchase of property and equipment	(665)	(1,797)
Purchase of investments	—	(2,028)
Acquisition, net of acquired cash	—	(16,302)

Net cash used in investing activities	(665)	(20,127)

Cash flows from financing activities:
Proceeds from sale of common stock, net of issuance costs paid	42,309	—
Net proceeds from exercise of stock options	139	1,612
Net proceeds from exercise of preferred warrants	450	—
Net proceeds from payment of note receivable on options exercised and restricted stock purchased	456	—
Tax benefits from exercise of stock options	1,131	5,688

Net cash provided by financing activities	44,485	7,300

Net increase in cash and cash equivalents	67,025	18,774

Cash and cash equivalents at beginning of period	18,765	85,790

Cash and cash equivalents at end of period	$85,790	$104,564